                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. __)

                                 DYNAGEN, INC.
                   -----------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
           --------------------------------------------------------
                        (Title of Class of Securities)

                                   267917607
           --------------------------------------------------------
                                (CUSIP Number)

                                 July 16, 1998
       ----------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

CUSIP No.  267917607                       13G

1.   Name of Reporting Person

          Canadian Advantage L.P.

     I.R.S. Identification No. of Above Person (entities only)

2.   Check the Appropriate Box if a Member of a Group                   (a) [ ]
                                                                        (b) [x]

3.   SEC Use Only

4.   Citizenship or Place of Organization

          Delaware

Number of Shares     5.   Sole Voting Power

Beneficially                      1,551,406 (see Note A)

Owned by Each        6.   Shared Voting Power

Reporting Person                    N/A

     With            7.   Sole Dispositive Power

                                  1,551,406 (see Note A)

                     8.   Shared Dispositive Power

                                    N/A

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,551,406 (see Note A)

10.  Check if the Aggregate Amount in Row 9 Excludes Certain Shares         [ ]

11.  Percent of Class Represented by Amount in Row 9

           6.4% (see Note A)

12.  Type of Reporting Person

           PN

ITEM 1     (a)      NAME OF ISSUER

                    DYNAGEN, INC.

           (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    840 Memorial Drive
                    Cambridge, MA 02139

ITEM 2     (a)      NAME OF PERSON FILING

                    Canadian Advantage L.P.

           (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                    RESIDENCE

                    365 Bay Street, 10th Floor
                    Toronto, Ontario M5H 2V2
                    Canada

           (c)      CITIZENSHIP

                    Ontario

           (d)      TITLE OF CLASS OF SECURITIES

                    Common Stock, $.01 par value

           (e)      CUSIP NUMBER

                    267917607

ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [ ] Broker or dealer registered under section 15 of the Act

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act

      (c)   [ ] Insurance company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   [ ] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E)

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box   [x]

ITEM 4      OWNERSHIP

       (a)  Amount beneficially owned:

            1,551,406 (see Note A)

       (b)  Percent of class:

            6.4% (see Note A)

       (c)  Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote:                  1,551,406 (see Note A)

            (ii) Shared power to vote or to direct the vote:               N/A

            (iii) Sole power to dispose or to direct the disposition of:          1,551,406 (see Note A)

            (iv) Shared power to dispose or to direct the disposition of:         N/A

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON

             N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             N/A

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP

             N/A

ITEM 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   September 29, 1998
                                             -------------------------------
                                                         (Date)

                                             By: VMH Management

                                             /s/ Mark Valentine
                                             -------------------------------
                                                       (Signature)


                                              Mark Valentine, General Partner
                                             -------------------------------
                                                        (Name/Title)

                                    NOTE A

The Reporting Person disclaims any beneficial interest in or voting rights in the shares of Common Stock of the Issuer held by any other holder of shares of the Issuer.